Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

STUDENT LIVING EDUVATION (HOLDINGS) CORPORATION

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, US$0.00005 per share	(1)	457(o)		$	$25,875,000.00	0.0001381	$3,573.34
Fees to be Paid	Equity	Ordinary Shares, US$0.00005 per share	(2)	457(o)			6,530,000.00	0.0001381	901.79
Fees Previously Paid	Equity	Ordinary Shares, US$0.00005 per share		457(o)		$	$28,750,000.00		$3,970.37

Total Offering Amounts:							$61,155,000.00		8,445.50
Total Fees Previously Paid:									3,970.37
Total Fee Offsets:									0.00
Net Fee Due:									$4,475.13

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)	For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 5,880,000 Ordinary Shares representing the number of shares covered by the resale prospectus by an maximum offering of $6.00 per share.